QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

SOTHEBY'S HOLDINGS, INC. ANNOUNCES
SECOND QUARTER AND FIRST HALF RESULTS

            •    Pre-Tax Earnings of $22.8 million in Second Quarter 2003
    •    Sotheby's Leads New York and London Impressionist Sales with $155.1 million
    •    Pipeline of Consignments for Second Half of 2003 Encouraging
    •    Second Quarter Auction Revenues Decline 4% on 15% Auction Sales Decline principally due to the Iraqi War

August 7, 2003, New York—Sotheby's Holdings, Inc. (NYSE: BID; LSE), the parent company of Sotheby's worldwide live auction business, art-related financial services and real-estate brokerage activities, today announced results for the second quarter and first half ended June 30, 2003.

For the second quarter ended June 30, 2003, the aggregate hammer price of property sold at auction by the Company ("Auction Sales"), which includes buyer's premium, decreased $103.9 million, or 15%, compared to the same period in 2002. However, auction revenues over the same period decreased only a fraction of that amount by $4.9 million, or 4%, primarily as a result of the buyer's premium rate increase that became effective in January 2003, as well as improved consignor commission rates. For the second quarter ended June 30, 2003, net income was $14.2 million, or $0.23 per share, compared to net income of $17.9 million, or $0.29 per share, for the same period in 2002. Results for the second quarter of 2003 include employee retention costs of $2.9 million, a net benefit in restructuring charges of $0.5 million and antitrust related special charges of $0.6 million. Excluding these pre-tax items, the Company's adjusted net income for the second quarter of 2003 would have been $16.1* million, or $0.26* per share. Results for the second quarter of 2002 included pre-tax charges of $6.2 million primarily relating to employee retention costs. Excluding these pre-tax charges, the Company's adjusted net income for the second quarter of 2002 would have been $21.8* million, or $0.35* per share. As a result of the successful completion of the sale-leaseback of Sotheby's York Avenue headquarters in February of this year, the Company's liquidity position has greatly improved. However, as expected, this transaction adversely affected our results for the second quarter of 2003 as compared to the same quarter of 2002, through higher depreciation expense of $0.9 million, or 14%, as well as an increase in interest expense of $2.0 million, or 33%.

The Company reported total revenues of $119.0 million for the second quarter of 2003, compared to total revenues of $127.0 million for the same period of 2002. This represents an $8.0 million decrease primarily due to the decrease in Auction Sales discussed above, as well as lower Real Estate revenues.

*
Non-GAAP financial measure. See Appendix B.

For the first half of 2003, net loss was ($13.4) million or ($0.22) per share, compared to a net loss of ($5.3) million, or ($0.09) per share, for the first half of 2002. Included in the 2003 first half results are pre-tax retention charges of $6.3 million, net restructuring charges of $5.3 million and antitrust related special charges of $1.4 million. Excluding these items, adjusted net loss for the first half of 2003, would have been ($4.8)* million or ($0.08)* per share. Results for the first half of 2002 included net pre-tax charges of $9.4 million, primarily relating to the Company's employee retention programs. Excluding these items, the Company would have reported adjusted net income of $0.8* million, or $0.01* per share, for the first half of 2002. The Company reported total revenues of $166.7 million for the first half of 2003, compared to total revenues of $172.5 million for the same period of 2002.

Direct costs for the first half of 2003 are down by $4.4 million, or 15%, from the first half of 2002. This is primarily due to lower catalogue production and mailing costs primarily resulting from the lower level of Auction Sales, as well as other catalogue savings initiatives. Also, as anticipated, retention costs were down by $6.2 million in the first half of 2003 compared to the same period of 2002. Excluding the unfavorable impact of foreign currency movements, total operating expenses for the first half of 2003 as compared to the same period in 2002 have decreased by approximately $9.6* million (excluding retention costs, net restructuring charges and antitrust related and special charges), which is in addition to the over $70.0 million in cost savings already achieved in 2001 and 2002.

For the six months ended June 30, 2003, the Company's Real Estate segment was adversely affected by market conditions in certain real estate markets where the Company operates. Revenues were $15.9 million for the first half of 2003, representing a $2.9 million, or 16%, decrease from the same period of 2002.

Our overall results for the first half of 2003 were favorably impacted by the weakening of the U.S. Dollar against the British Pound Sterling and the Euro, which resulted in a decrease in the Company's operating loss of approximately $1.1 million.

"We had a profitable second quarter with expenses very well controlled and we are satisfied with the outcome of the second quarter and first half, given the difficult circumstances that prevailed during the period," said William F. Ruprecht, President and Chief Executive Officer of Sotheby's Holdings, Inc. "The build up to the war in Iraq occurred at the prime property gathering period for our major spring sales in New York and directly affected New York consignments." Mr. Ruprecht explained: "While we saw a sizable decline in Auction Sales (-15%) in the second quarter of 2003, auction and related revenues over the same period decreased only a fraction of that (-4%), which demonstrates our ability to effectively withstand an unpredictable environment.

"Our spring Impressionist and Modern art sales in New York and London performed well and Sotheby's led in this important auction category with a combined total of $155.1 million. The resilience of the art market was also evident in a number of other sales, most notably in our American Paintings sale in New York which brought $31.9 million, close to the high estimate, and our July Old Masters sales in London, which brought $38.7 million, well exceeding the high estimate. The demand for works of art that are fresh to the market and of high quality was as strong as ever, despite the challenges of the current global economic and political environment."

In looking to the second half of the year, Mr. Ruprecht noted: "We are encouraged by the level of consignments, which appears to be due in part to the offering in the fall of property withheld from the spring auctions as a result of economic uncertainties related to the build up to the war in Iraq. We are also seeing an improvement in the real estate market, with properties under contract at the end of the second quarter of 2003 at a thirteen-month high for this segment of our business."

Spring/Summer Highlights

Pierre-Auguste Renoir's Dans les Roses (Portrait de Madame Léon Clapisson) sold for $23.5 million in New York and was the highest individual price achieved among all the Impressionist and Modern works sold in the New York and London spring sales. The highlight of the June London Impressionist sale was Egon Schiele's landscape painting, Krumauer Landschaft (Stadt und Fluss), which brought

$21.1 million (£12.7 million), more than doubling its pre-sale low estimate. This price set a world auction record for the artist and became the highest priced restituted work of art ever auctioned.

        At Sotheby's sale of American Paintings, Drawings and Sculpture in New York, which totaled $31.9 million, the Collection of Meyer and Vivian Potamkin brought in $15.3 million, over $2.0 million above its high estimate. The highest price achieved at the sale was $3.0 million for John Sloan's Easter Eve, a painting depicting a nighttime New York scene, setting a record for the artist at auction.

        The July Old Masters sales in London achieved $38.7 million (£23.7 million) surpassing its high estimate of $31.5 million by $7.2 million, or 23%. The most notable lot of the sale was Rembrandt's rediscovered Self-Portrait with Shaded Eyes which sold for $11.3 million (£6.9 million), setting an auction record for a Rembrandt self-portrait. This Rembrandt has a remarkable history, having been hidden behind layers of overpaint for over 300 years when it was transformed into a study of an extravagantly dressed Russian aristocrat. Many other paintings achieved well above their estimates and two other artists, Jean-Marc Nattier and Giulio Cesare Procaccini, also set world records.

        The working manuscript of Ludwig von Beethoven's Ninth Symphony brought $3.5 million (£2.1 million) on May 22nd, setting the auction record for a single musical work as well as for a Beethoven manuscript. This manuscript, the first of the full score ever to come to market, is arguably the single most important musical work ever to come to auction.

        Karl Lagerfeld's collection of Art Deco and Works of Art which was sold in Paris on May 15th was an outstanding success. The contents of his house in Biarritz and his apartment in Monaco, which were primarily Modernist furniture and decorative arts from the 1920's and 30's, achieved $8.0 million in sales, almost tripling its low estimate of $3.0 million.

        Sotheby's Asia experienced an excellent spring season, despite the on-going, widespread concern surrounding the SARS viral epidemic that limited travel by many of our international clients. Sales results in Asia totaled $48.0 million for the second quarter of 2003, as compared to $47.7 million in second quarter 2002, with particular strength in the Chinese ceramics market in Hong Kong and the paintings market in Australia.

Upcoming Single Owner Sales

A major highlight of the upcoming auction season is the collection of American fashion legend, Bill Blass. The sale contents come from Mr. Blass' Manhattan apartment and home in Connecticut and are comprised mainly of English furniture, Old Master paintings, Italian bronzes, fine European paintings and Antiquities. The collection will be sold in New York from October 21st to 23rd and, with Pablo Picasso's Nu couché which will be sold in our November Impressionists sale, is expected to achieve in excess of $10.0 million. Also in New York, Sotheby's will be selling the Inventory and Reference Library of H. P. Kraus, the venerable New York dealers in books and manuscripts, which Sotheby's recently acquired directly from the owner. Hans P. Kraus was known to bibliophiles and book collectors the world over as the foremost dealer in rare books and manuscripts of his time and the books and manuscripts, including the renowned reference library, are estimated between $9-12 million.

        On October 15th, in Paris, Empire furniture and decorations, works of art, silver, ceramics, carpets, and Old Master drawings from the collection of Barbara Piaseka Johnson, will be auctioned. This wonderful collection was assembled jointly with her late husband, J. Seward Johnson Sr., co-founder of the firm Johnson & Johnson and is expected to achieve $5.0 to $7.0 million. The contents of the London home of world-renowned entertainer and philanthropist Sir Elton John will be auctioned in our London salesroom on September 30th. The vast collection of furniture, paintings and works of art from his house in Holland Park is estimated in excess of $1.3 million.

About Sotheby's Holdings, Inc.

Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide live auction businesses, art-related financing and real estate brokerage activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange and the London Stock Exchange.

* * *

Forward-Looking Statements

This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property, the supply and demand for luxury residential real estate and the successful implementation of the Company's 2002 Restructuring Plan.

Financial Tables Follows

All Sotheby's Press Releases are published on our website at www.sothebys.com

Sotheby's Holdings, Inc.'s earnings conference call will take place on Thursday, August 7th, 2003, at 4:45 PM EST. Domestic callers should dial: 800-240-2134 and international callers should dial: 303-262-2050. The call reservation number is 547177.

To listen to the conference call via web cast, please go to www.visualwebcaster.com/event.asp?id=16498 and enter the passcode 547177 when prompted. You will need Windows Media Player to access the call. Please download this program before the call begins at 4:45 PM on August 7th.

APPENDIX A

Sotheby's Holdings, Inc.
Consolidated Statements of Operations
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
	(Thousands of dollars, except per share data)
Revenues:
Auction and related revenues	$107,580	$112,529	$145,713	$148,140
Other revenues	11,454	14,519	20,942	24,339

Total revenues	119,034	127,048	166,655	172,479

Expenses:
Direct costs of services	16,164	19,213	24,088	28,497
Salaries and related costs	38,647	38,592	74,712	74,052
General and administrative expenses	24,712	24,429	48,530	47,300
Depreciation and amortization expense	6,794	5,936	13,595	11,732
Retention costs	2,865	6,299	6,344	12,550
Net restructuring charges	(450)	(890)	5,341	(1,435)
Special charges	593	791	1,376	(1,719)

Total expenses	89,325	94,370	173,986	170,977

Operating income (loss)	29,709	32,678	(7,331)	1,502
Interest income	1,056	790	1,629	1,910
Interest expense	(7,884)	(5,931)	(15,021)	(11,700)
Other (expense) income	(65)	361	383	84

Income (loss) before taxes	22,816	27,898	(20,340)	(8,204)
Income tax provision (benefit)	8,620	10,043	(6,916)	(2,954)

Net income (loss)	$14,196	$17,855	($13,424)	($5,250)

Basic and diluted earnings (loss) per share	$0.23	$0.29	($0.22)	($0.09)

Basic weighted average shares outstanding (in millions)	61.6	61.5	61.5	61.4

Diluted weighted average shares outstanding (in millions)	61.6	61.7	61.5	61.4

APPENDIX B

SOTHEBY'S HOLDINGS, INC.
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Thousands of dollars, except per share data)
GAAP Net Income (Loss)	$14,196	$17,855	($13,424)	($5,250)
Adjustments (net of income tax effects) (a):
Retention costs (b)	1,782	4,031	4,187	8,032
Net restructuring charges (c)	(280)	(570)	3,525	(918)
Special charges (d)	369	506	908	(1,100)

Adjusted Net Income (Loss)	$16,067	$21,822	($4,804)	$764

GAAP Earnings (Loss) Per Share	$0.23	$0.29	($0.22)	($0.09)
Adjustments (net of income tax effects) (a):
Retention costs (b)	0.03	0.07	0.07	0.13
Net restructuring charges (c)	(0.00)	(0.01)	0.06	(0.01)
Special charges (d)	0.01	0.01	0.01	(0.02)

Adjusted Earnings (Loss) Per Share	$0.26	$0.35	($0.08)	$0.01

GAAP Operating Expenses	$89,325	$94,370	$173,986	$170,977
Adjustments:
Retention costs (b)	(2,865)	(6,299)	(6,344)	(12,550)
Net restructuring charges (c)	450	890	(5,341)	1,435
Special charges (d)	(593)	(791)	(1,376)	1,719
Unfavorable impact of foreign currency translations	(4,851)	—	(8,947)	—

Adjusted Operating Expenses	$81,466	$88,170	$151,978	$161,581

(a)
The consolidated effective tax rate for the three months ended June 30, 2003 and 2002 was approximately 38% and 36%, respectively. For the six months ended June 30, 2003 and 2002, the effective tax benefit rate was 34% and 36%, respectively.

(b)
Consists of costs related to the Company's employee retention programs.

(c)
Consists of net charges or credits related to the Company's restructuring plans.

(d)
Consists of net charges related to the investigation by the Antitrust Division of the United States Department of Justice, other governmental investigations and the related civil antitrust litigation, as well as a credit in the first quarter of 2002 related to the Company's final settlement agreement with its former Chief Executive Officer.

QuickLinks

  EXHIBIT 99.1
SOTHEBY'S HOLDINGS, INC. GAAP TO NON-GAAP RECONCILIATIONS